Exhibit 99.1
3 Q Financial Report

Contact:	David W. Kiser Director of Investor Relations Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS THIRD QUARTER 2005 RESULTS
Highlights:
•	Global net sales decreased 1.4 percent to $409.8 million, compared to third quarter 2004 net sales of $415.8 million.

•	In the third quarter, Columbia concluded various income tax audits of several tax years that resulted in a non-recurring $5.6 million reduction in third quarter accrued income taxes.

•	Third quarter net income was $66.5 million, or $1.74 per diluted share, compared to $68.6 million, or $1.68 per diluted share, for the same period last year.

•	Global spring product backlog increased 5.8 percent to $359.3 million compared to September 30, 2004; consolidated backlog, which includes fall product orders, increased 0.5 percent to $588.8 million.
Portland, Ore. — October 27, 2005 — Columbia Sportswear Company (Nasdaq: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $409.8 million for the quarter ended September 30, 2005, a decrease of 1.4 percent compared to net sales of $415.8 million for the same period of 2004. The Company concluded various income tax audits of several tax years that resulted in a non-recurring $5.6 million reduction in third quarter accrued income taxes. Net income for the third quarter was $66.5 million, a 3.1 percent decrease compared to net income of $68.6 million for the same period of 2004. Earnings per share for the third quarter of 2005 were $1.74 (diluted) on 38.1 million weighted average shares, compared to earnings per share of $1.68 (diluted) for the third quarter of 2004 on 40.9 million weighted average shares.
Compared to the third quarter of 2004, Other International sales increased 16.5 percent to $50.2 million, European sales increased 5.6 percent to $62.1 million, Canadian sales increased 6.3 percent to $52.6 million, and U.S. sales decreased 7.4 percent to $244.9 million for the third quarter of 2005.
Excluding changes in currency exchange rates, Other International sales increased 15.0 percent, European sales increased 4.7 percent, and Canadian sales decreased 3.0 percent for the third quarter of 2005. Consolidated net sales for the third quarter of 2005 decreased 2.8 percent, excluding changes in currency exchange rates, compared to the same period of last year.
For the third quarter of 2005, sportswear sales increased 16.0 percent to $125.7 million, footwear sales increased 1.8 percent to $63.8 million, equipment sales increased 5.9 percent to $1.8 million, accessories sales decreased 8.1 percent to $17.1 million, and outerwear sales decreased 10.2 percent to $201.4 million compared to the third quarter of 2004.

Tim Boyle, Columbia’s president and chief executive officer, commented, “As expected from the fall sales order backlog reported last April, third quarter outerwear and footwear sales were disappointing, offset by increases in sportswear. The competitive environment in our core U.S. outerwear business is intense, and U.S. retail consolidation continues to impact our business. Also as expected, third quarter European sales were weak in our German and Scandinavian markets. We are making investments in these areas to strengthen the core Columbia brand and improve our performance in these key markets.”
Backlog
The Company reported that as of September 30, 2005, spring backlog increased 5.8 percent to $359.3 million, compared to spring backlog of $339.5 million at September 30, 2004. Consolidated product backlog at September 30, 2005 was $588.8 million, an increase of 0.5 percent compared to consolidated product backlog of $586.0 million on September 30, 2004.
Mr. Boyle commented, “Orders for spring products increased in all geographic regions, but growth did not meet our expectations. Footwear orders in the U.S. and Europe were the biggest disappointment in the spring order book. While the timing of the receipt of some orders crossed into the fourth quarter, footwear orders were primarily impacted by intense competition. To meet the competitive challenge, our new Vice President of Footwear and his team are focused on designing, merchandising and developing creative, outdoor-inspired footwear products and styles. We believe these product initiatives will support sales growth in this key category in future seasons.”
Share Repurchase
The Board of Directors of Columbia has authorized the repurchase of up to an additional $200 million of Columbia common stock in market or negotiated transactions, in addition to the $35.9 million that remains available for repurchase pursuant to previous authorizations. The repurchase program does not obligate the Company to acquire any specific number of shares or acquire shares over any specified period of time.
Guidance
Mr. Boyle continued, “As we look to the fourth quarter, we see continued gross margin challenges due to decreased sales of higher margin outerwear products and isolated supply chain issues. We currently anticipate fourth quarter 2005 revenue growth of approximately 1 percent and net income decline of approximately 18 to 21 percent compared to the fourth quarter of 2004. For the full year 2005, we reaffirm our prior guidance and continue to expect net sales growth of approximately 5 percent, and net income decline of approximately 9 to 10 percent compared to 2004.”
Mr. Boyle concluded, “Based in part on the reported spring backlog, we expect revenue growth for the first quarter of 2006 of approximately 4 percent and net income decline of approximately 17 percent (approximately 7 percent excluding stock options expense) compared to the first quarter of 2005. As a reminder, spring accounts for a relatively small percentage of our overall business; the bulk of our revenues and profits historically come in the second half of the year. Further out, it is difficult for us to gauge revenue and profitability levels until we gain more visibility into the fall 2006 season. We will provide full year 2006 financial guidance when we report our fall backlog results in April 2006. Please note that these projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly.”
The company will host a conference call to elaborate on third quarter 2005 results on Thursday, October 27, 2005 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s third quarter 2005 performance in general, the Company’s geographic and merchandise category performance, and the Company’s future opportunities. To participate, please dial 800-851-3059 in the United States and Canada (International callers can dial 706-679-8430) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com. The webcast will be archived on the investor information section of the Company’s website until November 10, 2005.
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the designing, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and the leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. To learn more about Columbia, please visit the Company’s website at www.columbia.com.
This press release contains forward-looking statements, including Mr. Boyle’s statements regarding anticipated revenues and earnings for the fourth quarter of 2005 and for the full year 2005 and performance in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, under the heading “Factors That May affect Our Business and the Price of Our Common Stock,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect our future revenues, earnings and performance include international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of our customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the Company’s products); our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and costs arising from disease outbreaks, acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. Although forward-looking statements help provide complete information about the Company, please keep in mind that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.
-table follows-

COLUMBIA SPORTSWEAR COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,
	2005	2004
Current Assets:
Cash and cash equivalents	$120,196	$127,768
Short-term investments	28,100	—
Accounts receivable, net	365,058	374,696
Inventories	223,048	194,381
Deferred tax asset	18,978	17,746
Prepaid expenses and other current assets	12,441	10,363

Total current assets	767,821	724,954

Property, plant and equipment, net	160,652	150,089
Intangibles and other assets	38,745	38,218

Total assets	$967,218	$913,261

Current Liabilities:
Accounts payable	$99,582	$75,715
Accrued liabilities	59,859	55,754
Income taxes payable	29,323	34,762
Current portion of long-term debt	7,185	4,571

Total current liabilities	195,949	170,802

Long-term debt and other liabilities	7,445	12,585
Deferred tax liability	10,782	7,239
Shareholders’ equity	753,042	722,635

Total liabilities and shareholders’ equity	$967,218	$913,261

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$409,757	$415,759	$841,694	$793,531
Cost of sales	221,383	219,371	472,524	430,029

Gross profit	188,374	196,388	369,170	363,502
	46.0%	47.2%	43.9%	45.8%

Selling, general, and administrative	97,450	92,689	240,360	215,545
Net licensing income	(1,163)	(1,594)	(2,786)	(3,072)

Income from operations	92,087	105,293	131,596	151,029

Interest (income) expense, net	(989)	(1,022)	(3,694)	(2,873)

Income before income tax	93,076	106,315	135,290	153,902

Income tax provision	26,620	37,742	41,184	54,635

Net income	$66,456	$68,573	$94,106	$99,267

Net income per share:
Basic	$1.76	$1.70	$2.42	$2.46
Diluted	1.74	1.68	2.39	2.42
Weighted average shares outstanding:
Basic	37,782	40,254	38,964	40,347
Diluted	38,138	40,895	39,377	40,977